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For Immediate Release

         Carter-Wallace Inc. Announces Amount of Cash to be Received
                          by Stockholders in Merger

NEW YORK - September 27 2001 - Carter-Wallace (NYSE - CAR) announced that the cash consideration to be received by stockholders of the Company upon the consummation of the asset sale and merger transactions approved by stockholders at the Special Meeting held on September 20, 2001, after being adjusted finally for taxes on the asset sale and certain outstanding indebtedness, will be $20.44 per share.